As Filed with the Securities and Exchange Commission on October 15, 2015

Registration No. 333-176105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNERGETICS USA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-5715943
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3845 Corporate Centre Drive

O’Fallon, Missouri 63368

(636) 939-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Chai-Onn

Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development

Valeant Pharmaceuticals International, Inc.

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada, H7L 4A8

(949) 461-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen F. Arcano

Marie L. Gibson

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement No. 333-176105 of Synergetics USA, Inc. (“Synergetics”) on Form S-3 (the “Registration Statement”), filed on August 5, 2011, pertaining to the registration of an indeterminate amount of Synergetics’ common stock, par value $0.001 per share (“Synergetics Common Stock”); debt securities (including senior debt securities and subordinated debt securities); warrants; and units of Synergetics, as may from time to time be issued at indeterminate prices, in U.S. dollars or the equivalent thereof in any other currency, composite currency or currency unit, as shall result in an aggregate initial offering price for all securities in an amount not to exceed $50,000,000.

Synergetics, Valeant Pharmaceuticals International, a Delaware corporation (“VPI”), and Blue Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of VPI (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of September 1, 2015, pursuant to which, among other things, Merger Sub merged with and into Synergetics, with Synergetics continuing as the surviving corporation (the “Merger”), and all outstanding shares of Synergetics Common Stock were converted into the right to receive $6.50 net to the holder in cash (less any applicable withholding taxes and without interest) per share and one contractual contingent value right per share of Synergetics Common Stock, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest). The Merger became effective on October 15, 2015 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Synergetics has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Synergetics in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, Synergetics hereby removes from registration any and all securities of Synergetics registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Synergetics certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on October 15, 2015.

SYNERGETICS USA, INC.

By:	/s/ Robert R. Chai-Onn
Name:	Robert R. Chai-Onn
Title:	Executive Vice President, General Counsel, Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.